EXHIBIT 4.3.6

Amendment No. 6
To License No. 14708 (series A 014121)
dated April 7, 2000

Legal address on the title page of the License shall read as follows:

“127083, Moscow, Ul. Vosmogo Marta, 10, bldg. 14.”

First Deputy Minister of the Russian Federation for Communications and Information	[Signature]	Yu.A. Pavlenko

June 13, 2002

Head of the Department of the Organization of Licensing Activity	[Signature] [Seal]	B.V. Vorobiev